                Contacts:
Cimpress Investor Relations:
Meredith Burns
ir@cimpress.com
+1.781.652.6480

Cimpress Media Relations:
Cheryl Wadsworth
mediarelations@cimpress.com
+1.781.690.2120

National Pen:
Peter Kelly
+1.858.675.3000, Ext 2234

Cimpress Agrees to Acquire National Pen:
International Leader in Custom Writing Instruments

- Acquisition expected to bolster Cimpress' mass customization capabilities in an important segment of the market for small business marketing products -

VENLO, the Netherlands, December 12, 2016 -- Cimpress N.V. (Nasdaq: CMPR), the world leader in mass customization, announced today it has entered into a definitive agreement to acquire National Pen Co. LLC, the leading manufacturer and marketer of custom writing instruments for small and medium businesses. This acquisition supports Cimpress' strategy to build competitively differentiated supply chain capabilities that Cimpress makes available via its mass customization platform and brings to market with a portfolio of focused brands. National Pen will complement the successful organic investment Cimpress has already made in its technology and supply chain capabilities for promotional products, apparel and gifts (PPAG) offerings.

"Just like business cards, custom pens are a simple yet highly effective way for small business owners to market their companies," said Robert Keane, president and chief executive officer of Cimpress. "National Pen has tremendous mass customization and related supply chain capabilities with which they deliver an unrivaled breadth and depth of customizable writing instruments with low minimum order quantities that meet the low-volume needs of small businesses. We look forward to welcoming National Pen's team members and customers to Cimpress."

Traditionally, high minimum order quantities required small customers to pay for product volumes that they didn’t want. Conversely, Cimpress leverages the principles of mass customization to empower customers to purchase custom products in low volumes at an affordable price. Cimpress has made significant organic investments in recent years to reduce the minimum order quantity required for custom promotional products and business apparel. These have automated many of the graphic processing steps of the value chain so as to reduce per-order setup costs and developed intuitive and easy-to-use self-service browser-based design tools. National Pen has, in its distinct yet complementary efforts, developed strong capabilities in the production of large numbers of very small orders of custom writing instruments and other hard goods.

"National Pen is a clear leader in one of the key promotional product segments and has excellent manufacturing and supply chain capabilities which we do not have today," said Keane. "By combining the company's capabilities and expertise with those of Cimpress, we are confident we can help to grow both National Pen and the promotional products offering of our existing portfolio of brands."

Commenting further on National Pen's capabilities, Keane said, "We believe National Pen has meaningful scale-based sourcing and production advantages which drive great customer value. The company also has strong competencies in direct marketing, telesales and data analytics, which have contributed to the consistent growth of its revenue."

As part of Cimpress, National Pen will continue to go to market as it does today, through its primary sales channel which is a combination of direct mail and telesales. Additionally, Cimpress expects to support and further develop National Pen's emerging e-commerce presence and to introduce the National Pen product range into its Vistaprint and Upload and Print e-commerce brands.

Peter Kelly, National Pen's president and chief executive officer, said, "We believe our industry is at the beginning of a period of disruptive shift to e-commerce, and we are thrilled about the opportunities that joining Cimpress will create for our customers and team members. We expect our business to thrive as part of Cimpress, and we look forward to pursuing an exciting vision together to strive to eliminate the cost barriers that currently keep businesses from fully expressing their individual brands across a wide variety of personally relevant marketing materials and gifts."

Financial Terms of Agreement
Under the terms of the agreement, Cimpress will acquire 100 percent of the outstanding equity interests of National Pen for a purchase price of approximately $218 million (USD) subject to customary adjustments for net debt and working capital. Consideration at closing for the transaction will be in cash, using Cimpress' existing credit facility.

Based on Cimpress estimates made during due diligence, National Pen's revenue is expected to be approximately $275 million in calendar year 2016, reflecting year-over-year growth of approximately 10%.

Cimpress expects that its planned investment in National Pen will drive value creation that is consistent with the company's previously articulated M&A investment hurdle rate of 15% IRR. The company also expects upon closing this transaction that its leverage ratio as defined by its debt covenants may be above three times trailing twelve month EBITDA, but expects this to be temporary. As often stated, Cimpress is comfortable with a long-term leverage ratio of approximately three times or below, but would temporarily go above that level for a compelling opportunity, with a clear path to de-lever to three times or below.

During October and November 2016, Cimpress purchased 593,763 of its own shares for $50 million inclusive of transaction costs, an average price per share of $84.22.

Subject to satisfaction of various closing conditions, including antitrust clearance in the U.S. and Germany, Cimpress expects the transaction to close as early as the end of December 2016. Cimpress will provide further background on National Pen and details of the strategic rationale, synergy opportunities, and integration plans concurrent with Cimpress’ second fiscal quarter financial results in January 2017.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) is the world leader in mass customization. For more than 20 years, the company has focused on developing software and manufacturing capabilities that transform traditional markets in order to make customized products accessible and affordable to everyone. Cimpress brings its products to market via a portfolio of more than 20 brands including Vistaprint, Albelli, Drukwerkdeal, Pixartprinting, Exaprint, WIRmachenDRUCK and many others. That portfolio serves multiple customer segments across many applications for mass customization. The company produces more than 46 million unique ordered items a year. To learn more, visit http://www.cimpress.com.

About National Pen
Founded in 1966, National Pen is a world class provider of personalized marketing solutions to more than one million small and medium sized businesses globally. It provides high value promotional products for businesses and professionals in every industry at low factory direct pricing. The company is headquartered in San Diego, California with additional locations in the United States, Mexico, Ireland, and France.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including but not limited to the anticipated closing of Cimpress' acquisition of National Pen; the expected effects of the acquisition on Cimpress' financial results, strategic goals, and business; the plans and expectations for National Pen's business post-acquisition; and National Pen's projected financial results. Actual results may differ materially from those indicated by these forward-looking statements. If either company fails to satisfy the conditions to the closing of the transaction, then the acquisition may be delayed or may not close at all. In addition, the acquisition may fail to meet the companies' business and financial expectations if, among other factors, National Pen fails to grow its business, revenue, or markets as we expect; National Pen fails to maintain profitability; Cimpress fails to develop its mass customization platform or the failure of the platform to drive competitive advantage as expected; the companies fail to retain their current customers and attract new customers; the companies fail to enhance their product lines and offerings; key employees of Cimpress or National Pen leave the company; Cimpress fails to make planned investments in its or National Pen's business or those investments do not have the anticipated effects on the companies' businesses; Cimpress or National Pen fail to manage the growth and development of their businesses and operations; competitors succeed in taking sales away from the companies' products and services; or there are unfavorable changes in currency exchange rates or general economic conditions. You can also find other factors described in our Form10-Q for the fiscal quarter ended September 30, 2016 and the other documents we periodically file with the U.S. Securities and Exchange Commission. In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing in this release may be trademarks or registered trademarks of their respective holders.